Exhibit 99.1 Press Release

INTERACTIVE DATA REPORTS SECOND-QUARTER 2005 RESULTS
AND UPDATES 2005 OUTLOOK

Second-Quarter Service Revenue Increases by 11.9% and Net Income Increases by 17.6%

BEDFORD, Mass – July 21, 2005 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the second quarter ended June 30, 2005. Second-quarter 2005 service revenue grew 11.9% to $133.0 million from $118.9 million in the second quarter of 2004. Net income for the second quarter of 2005 increased by 17.6% to $22.4 million, or $0.23 per diluted share, from $19.1 million, or $0.20 per diluted share, in the same quarter last year.

“The second quarter of 2005 was marked by good progress in many key areas of the business,” stated Stuart Clark, president and chief executive officer. “The increase in Interactive Data’s second-quarter 2005 service revenue reflects growth in each of our core businesses as well as the contribution resulting from last year’s acquisition of the FutureSource assets. Excluding the FutureSource contribution and the effects of foreign exchange, we generated organic service revenue growth of 7.2%. Our net income growth was primarily driven by the combination of higher service revenue, prudent spending and higher other income.”

Clark commented, “Within our Institutional Services segment, overall renewal rates remained at or above 95%. Market conditions were unchanged during the second quarter of 2005 compared with recent quarters as customers continued to control spending on market data and related services. FT Interactive Data’s business experienced good growth in North America during the second quarter of 2005 and reported its third consecutive quarter of service revenue growth in Europe. Both ComStock and CMS BondEdge generated modest growth while making progress with important product and business development initiatives. In our Active Trader Services segment, eSignal continued expanding its customer base while also integrating FutureSource into its operations.”

“Interactive Data ended the second quarter of 2005 with cash and marketable securities of $238.1 million with no debt. Our strong financial position enabled us to declare a special dividend of $0.80 per common share, which was paid on July 7, 2005, and implement a new one million share repurchase program. As we move forward, we are well positioned to continue growing as we invest in new product development initiatives and pursue strategic alliances and acquisitions,” Clark concluded.

Other Second-Quarter Operating and Financial Highlights

Effects of Foreign Exchange:

•	Interactive Data’s second-quarter 2005 service revenue was positively impacted by $0.9 million due to the effects of foreign exchange. Second-quarter 2005 service revenue before the effects of foreign exchange grew by $13.2 million, or 11.1%, over the comparable period in 2004. Total costs and expenses in the second quarter of 2005 were negatively impacted by $0.8 million due to the effects of foreign exchange. Second-quarter 2005 total costs and expenses before the effects of foreign exchange increased by $8.5 million, or 9.7%, over the second quarter of last year. The net effect of foreign exchange in the second quarter of 2005 was a $0.1 million increase in income from operations.

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Institutional Services Segment:

•	FT Interactive Data’s second-quarter 2005 service revenue of $87.7 million grew 9.7% over the prior year’s second quarter (or an increase of 8.9% before the effects of foreign exchange). North American service revenue for the second quarter of 2005 increased 10.0% over the prior year’s second quarter, driven by significant new sales that occurred during the fourth quarter of 2004 combined with sustained high demand for evaluated pricing and descriptive data services. Second-quarter 2005 European service revenue increased by 8.4% (or an increase of 5.2% before the effects of foreign exchange) from the second quarter of last year. FT Interactive Data’s second-quarter 2005 highlights included the introduction of a new European Union Savings Directive data module that assists firms in addressing recently enacted tax legislation. FT Interactive Data’s Asia-Pacific second-quarter 2005 service revenue increased 11.8% (or an increase of 5.2% before the effects of foreign exchange) compared with the prior year’s second quarter.

•	ComStock generated second-quarter 2005 service revenue of $19.7 million, an increase of 4.0% over the same quarter last year (or an increase of 2.8% before the effects of foreign exchange) due to progress in winning new business. In late June 2005, ComStock unveiled two new strategic product introductions designed to further enhance client support and ease of use. ComStock’s new Application Programming Interface for its real-time datafeed service is designed to simplify and expedite integration of the datafeed into client applications, and its new market data server allows clients to catalog and retrieve value-added content such as detailed time and sales information, and historical data.

•	CMS BondEdge’s service revenue for the second quarter of 2005 increased by 3.2% over last year’s second quarter to $8.1 million. CMS BondEdge’s second-quarter performance was highlighted by a reduction in client cancellations compared with the first quarter of 2005, 10 new client installations and a new sales distribution partnership with Thomson Financial, which will market the BondEdge analytics system in tandem with its own solutions in Europe.

Active Trader Services Segment:

•	eSignal’s second-quarter 2005 service revenue grew 45.4% over 2004’s second quarter service revenue to $17.4 million due to the contribution of FutureSource and the continued expansion of eSignal’s direct subscriber base. FutureSource, whose assets were acquired in September 2004, generated $4.6 million in second-quarter 2005 service revenue, or 26.6% of eSignal’s second-quarter service revenue. eSignal ended the second quarter of 2005 with approximately 46,200 direct subscription terminals, which includes approximately 7,050 FutureSource terminals. During the second quarter of 2005, eSignal announced alliances with the New York Mercantile Exchange and HotSpot FX that further expand delivery of eSignal services and broaden the content available on its market data and news platforms.

Costs and Expenses:

•	Total second-quarter 2005 costs and expenses increased by 10.5% to $97.8 million from $88.5 million in the second quarter of 2004. Total costs and expenses for the second quarter of 2005 increased by $4.5 million, or 5.1%, before total costs and expenses associated with businesses acquired or closed in the past twelve months, and the effects of foreign exchange. Interactive Data spent approximately $1.9 million to advance its data center consolidation initiative. Unlike recent quarters, spending associated with the data center consolidation initiative has not been included as part of the analysis of total costs and expenses in the reconciliation of non-GAAP financial measures table on page 10 because the Company’s East Coast data center is now fully operational, and these costs are not currently anticipated to change significantly going forward.

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•	During the second quarter of 2005, regulatory compliance initiatives such as those related to the Investment Advisers Act and Section 404 of the Sarbanes-Oxley Act remained an important area of investment.

Six Month Results

For the six months ended June 30, 2005, Interactive Data reported revenue of $272.7 million versus $236.5 million for the comparable period in 2004, an increase of 15.3%. Total costs and expenses for the first six months of 2005 rose 13.9%, or $24.5 million, to $201.3 million versus the comparable period in 2004. Income from operations increased 19.5% from $59.7 million in the first six months of 2004 to $71.3 million for the comparable period in 2005. Net income for the first six months of 2005 increased 23.1% to $46.1 million, or $0.48 per diluted share, from $37.4 million, or $0.39 per diluted share, for the comparable period in 2004.

As of June 30, 2005, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $238.1 million. On June 1, 2005, Interactive Data’s Board of Directors declared a special dividend of $0.80 per common share, which was paid on July 7, 2005 to stockholders of record on June 15, 2005. In addition, the Company completed its one million share buyback program initiated in September 2004 by repurchasing a total of 465,400 shares during the second quarter of 2005 at an average price of $21.08 per share. The average price of all shares repurchased under this program was $21.06 per share. Following the completion of this most recent program, Interactive Data’s Board of Directors authorized a new buyback program for the repurchase of up to one million shares of its common stock. Under this new plan, Interactive Data repurchased a total of 44,000 shares at an average price of $20.57 per share through June 30, 2005.

Outlook

We anticipate business conditions during the second half 2005 will be similar to those that we experienced during the past several quarters. We believe customers in the financial services sector will remain focused on cost containment initiatives. Based on our results to date, combined with our plans and opportunities going forward, we now expect to deliver 2005 service revenue and net income growth at the high end of prior guidance that ranged from high single digit to low double digit growth. The effective tax rate for 2005 is now expected to be in the range of 39.0% to 39.5% due to the anticipated tax law changes in the United Kingdom. Capital expenditures for 2005 are expected to remain in the range of $24.0 million to $26.0 million.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, July 21, 2005 at 11:00 a.m. Eastern Time to discuss the second-quarter 2005 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the Company’s web site at www.interactivedata.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from Thursday, July 21, 2005 at 2:00 p.m. through Thursday, August 4, 2005 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 7483083. This press release and other financial and statistical information to be presented on the conference call will be accessible on the Investor Relations section of the Company’s web site at www.interactivedata.com. The web site is not incorporated by reference into this press release.

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Non-GAAP Information

In an effort to provide investors with additional information regarding our results as determined by generally accepted accounting principles (GAAP), we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•	Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management refers to organic growth, which excludes the contribution of businesses acquired or closed during the past 12 months, and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of the Company’s organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining service revenue growth before the effects of foreign currency exchange rates and the acquisition of the assets of FutureSource, which were acquired in September 2004, management refers to service revenue for our FT Interactive Data, ComStock, CMS BondEdge, eSignal and Broadcast businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported service revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•	Management includes information regarding total costs and expenses excluding total costs and expenses associated with FutureSource (the assets of which were acquired in September 2004), and the effects of foreign exchange, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

The above measures are non-GAAP financial measures and should not be considered in isolation from, and are not intended to represent an alternative measure of, revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. These statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “Outlook,” those statements about expected market conditions and our expected growth and product development, and potential alliances and acquisitions. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new offerings by

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competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to derive the anticipated benefits from our acquisitions; (x) potential regulatory investigations of us or our customers relating to our services; (xi) the regulatory requirements applicable to our FT Interactive Data subsidiary, which is a registered investment adviser; (xii) our ability to attract and retain key personnel; (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xiv) our ability to successfully complete the consolidation of our data centers and achieve anticipated benefits; (xv) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (xvi) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; and (xvii) our ability to comply on an ongoing basis with the rules and regulations set forth in and/or adopted pursuant to the Sarbanes-Oxley Act. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial services and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

COMPANY CONTACTS Investors: Andrew Kramer Director of Investor Relations 781-687-8306 andrew.kramer@interactivedata.com	Media: Naomi Kaufman Director of Marketing Communications 781-687-8045 naomi.kaufman@interactivedata.com

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2005	2004	Change	2005	2004	Change

SERVICE REVENUE	$132,998	$118,875	11.9%	$272,650	$236,505	15.3%

COSTS & EXPENSES
Cost of Services	41,842	37,419	11.8%	83,670	76,324	9.6%
Selling, general & administrative	46,250	40,925	13.0%	97,913	80,394	21.8%
Depreciation	4,584	4,659	-1.6%	9,143	9,039	1.2%
Amortization	5,168	5,540	-6.7%	10,612	11,062	-4.1%

Total costs & expenses	97,844	88,543	10.5%	201,338	176,819	13.9%

INCOME FROM OPERATIONS	35,154	30,332	15.9%	71,312	59,686	19.5%

Other income, net	1,165	552	111.1%	2,179	932	133.8%

INCOME BEFORE INCOME TAXES	36,319	30,884	17.6%	73,491	60,618	21.2%
Income Tax expense	13,897	11,814	17.6%	27,396	23,187	18.2%

NET INCOME	$22,422	$19,070	17.6%	$46,095	$37,431	23.1%

NET INCOME PER SHARE
Basic	$0.24	$0.20	20.0%	$0.49	$0.40	22.5%
Diluted	$0.23	$0.20	15.0%	$0.48	$0.39	23.1%
Dividends declared per common share	$0.80	$—	—	$0.80	$—	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,125	93,309	-0.2%	93,181	93,185	0.0%
Diluted	95,818	95,371	0.5%	95,959	95,373	0.6%

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS	Unaudited

Current Assets:
Cash and cash equivalents	$170,121	$207,908
Marketable securities	68,018	2,371
Accounts receivable, net	87,759	88,295
Interest receivable	1,721	—
Prepaid expenses and other current assets	9,894	15,809
Deferred income taxes	8,473	5,838

Total current assets	345,986	320,221

Property and equipment, net	56,627	54,854
Goodwill	467,031	480,444
Other intangible assets, net	158,697	169,338
Other assets	680	816

Total Assets	$1,029,021	$1,025,673

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$11,114	$15,943
Payable to affiliates	1,963	1,552
Accrued liabilities	56,001	67,276
Income taxes payable	8,836	10,672
Deferred revenue	31,875	40,774
Other current liabilities	74,489	—

Total current liabilities	184,278	136,217
Deferred tax liabilities	31,822	29,583
Other liabilities	1,192	2,117

Total Liabilities	217,292	167,917

Stockholders’ Equity:
Preferred stock	—	—
Common stock	971	963
Additional paid-in capital	834,325	821,590
Treasury stock, at cost	(63,341)	(44,308)
Accumulated earnings	29,679	58,074
Accumulated other comprehensive income	10,095	21,437

Total Stockholders’ Equity	$811,729	$857,756

Total Liabilities and Stockholders’ Equity	$1,029,021	$1,025,673

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	(Unaudited)
	2005	2004

Cash flows provided by (used in) operating activities:

Net income	$46,095	$37,431
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	19,755	20,101
Tax benefit from exercise of stock options	2,458	1,620
Deferred income taxes	(649)	(13)
Amortization of discounts and premiums on marketable securities, net	1,453	—
Other non-cash items, net	516	237
Changes in operating assets and liabilities, net	(16,421)	(9,856)

NET CASH PROVIDED BY OPERATING ACTIVITIES	53,207	49,520

Cash flows provided by (used in) investing activities:

Purchase of fixed assets	(11,354)	(12,837)
Acquisition of business	(112)	—
Purchase and sale of marketable securities	(67,100)	—
Other investing activities	170	—

NET CASH USED IN INVESTING ACTIVITIES	(78,396)	(12,837)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(19,033)	(239)
Proceeds from exercise of stock options and employee stock purchase plan	9,702	5,389

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9,331)	5,150

Effect of exchange rate on cash	(3,267)	(462)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(37,787)	41,371
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	207,908	131,639

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$170,121	$173,010

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Service Revenue Before Effects of Foreign Exchange and FutureSource Revenue

($ in Thousands)

	Q2 2005	Q2 2004	Growth
Service Revenue
Institutional Services
FT Interactive Data	$87,734	$79,972	9.7%
ComStock	19,724	18,968	4.0%
CMS BondEdge	8,120	7,872	3.2%

Institutional Services Total	115,578	106,812	8.2%

Active Trader Services
eSignal	17,420	11,983	45.4%
Broadcast	—	80

Active Trader Services Total	17,420	12,063	44.4%

Total Service Revenue	132,998	118,875	11.9%

Effects of Foreign Exchange	(890)	—

Service Revenue before Effects of Foreign Exchange	132,108	118,875	11.1%

Service Revenue – FutureSource	(4,629)	—

Service Revenue before Effects of Foreign Exchange and FutureSouce Revenue	$127,479	$118,875	7.2%

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effect of FutureSource Total Costs and Expenses,
and Effects of Foreign Exchange

($ in Thousands)

	Q2 2005	Q2 2004	Growth

Total Costs & Expenses	$97,844	$88,543	10.5%

Total Costs & Expenses – FutureSource	(4,074)	—

Effects of Foreign Exchange	(755)	—

Total Costs & Expenses before above factors	$93,015	$88,543	5.1%